PERSONAL AND CONFIDENTIAL

SB Cha

Commercial

1 February 2006

Dear SB,

Further to our recent discussions, I am pleased to confirm your secondment to CDT in Japan on an expatriate assignment.

This letter defines the terms and conditions applying to your assignment in Tokyo, Japan as VP, Commercial. During this assignment you will continue to report to the Chief Executive Officer of CDT.

It is currently expected that your assignment will be approximately 14 months (beginning approximately 6 February 2006 and ending approximately 31 March 2007) ("Employment Term"). The Employment Term may be extended and you will receive notice of any such extension. You agree that you will continue to remain employed at CDT through the Employment Term or any extension of the Employment Term. You also agree that if you intend to resign at the end of the Employment Term or any extension of the Employment Term, as the case may be, you will give the Company at least six months' prior written notice. Likewise, if the Company intends to terminate your employment at the end of the Employment Term, or any extension of the Employment Term other than a termination for cause, it will give you at least six months' prior written notice. At the end of the Employment Term or any extension thereof, we will pay reasonable costs of repatriating you to the United States.

Your compensation and benefits package outlined in this memo is designed to provide you with a level of income and benefits that are comparable to those that you would receive in the United States. We have taken into consideration the additional costs that you can reasonably anticipate as a result of living in Tokyo, Japan.

At the time that your foreign assignment ends, you will stop receiving any premiums, allowances and/or differentials provided under CDT's Temporary Foreign Assignment. The terms and conditions outlined in this letter will be in effect only for the period of this assignment.

This offer and your start date are contingent upon approval of the appropriate visa within a reasonable period of time, as determined by CDT at its sole discretion.

    Total Compensation

    To establish your total compensation, the intent of our approach is that on an overall basis, after all allowances and reimbursements, changes to your standard of living are minimised.

    Base Salary and Benefit Programs

    Your base salary will remain unchanged at $280,000 per annum. Your salary will be administered according to US salary and payroll guidelines. Your next salary review date will be 1 January 2007.

    You and your eligible family will continue to be covered under appropriate benefit plans providing you continue to meet all requirements of eligibility. Cover for you and your family will be extended to ensure that private medical and dental coverage is provided in Japan.

    You will continue to participate in the US benefit plans, subject to the rules of such plans. You may elect to participate in the 401K Plan and contribute a maximum of 5% of your base salary, subject to the rules of the plan. Upon completion of your assignment the Company will contribute a backdated lump sum equivalent to 5% of your base salary over the duration of the assignment, subject to the rules of the plan.

    You will be eligible to take vacation in line with the vacation policy of CDT Inc. However, during the course of the overseas assignment you will be eligible for Japanese public holidays rather than US public holidays.

    Currency fluctuations

    The Company hereby agrees, for the duration of your assignment, to protect you from any excessive adverse currency fluctuations when converting salary and other US paid remuneration from US dollars (USD) to Japanese Yen (JPY).  For this purpose the rate of exchange accepted as the benchmark for protection is USD1/JPY114. If the exchange rate decreases by more than 5% the Company will reimburse any difference over and above 5%.  Reimbursement will be via the normal company expense procedure. Supporting documents will be required showing the amounts converted with proof of the exchange rate used by the banking institution.

    Special Bonus Plan

    Subject to approval by the Compensation Committee, and subject to the Rules of the Plan, the final tranche of shares that you currently hold under the Special Bonus Plan will vest immediately upon successful completion of your overseas assignment (the Employment Term), (as opposed to the final vesting date of 22 December 2007).

    If you do not complete the full assignment in Japan, then all shares due to you under the Special Bonus Plan will vest in accordance with the schedule outlined in our letter to you of 16 December 2004.

    Tax Policy relating to assignments

    The company will reimburse usual and customary charges up to $7,500 per full year for the cost of preparing all necessary income tax returns at the end of each tax year in which there is foreign service compensation.

    This includes US tax returns, and Japanese tax returns (if any), request for extensions of time to file, estimated tax payments, assistance with tax notices and audits, amended tax returns and tax planning services.

    Please contact Sarah Read in Finance to discuss any questions you may have with respect to taxation issues.

    Cost of Living Differential

    Normally, a cost of living differential is paid to cover the differences between the home country and host country in the cost of goods and services. This differential is based on the typical buying patterns and is derived from standardized tables for persons at the same salary level and family size.

    This differential is subject to increase or decrease at the discretion of the company depending on changes in the factors from which it is derived. This differential will be reviewed formally on an annual basis. The amount of this allowance for a staff member going to Japan from the US is $2,890 per month for the duration of the assignment. You will be notified in advance before any changes to this amount take place.

    Method of Pay

    You will be paid through the CDT, Inc. payroll system.

    Temporary Living

    You should secure temporary living accommodation in Tokyo. Staff members are expected to adjust to local housing standards.

    Your actual cost of rental furnished housing in the Tokyo area, including all utilities (except telephone), in an amount not to exceed $7,683 per month, will be paid by CDT for the term of your assignment. You are required to make a monthly contribution of $407 per month towards the cost of accommodation and utilities. This amount will be automatically deducted directly from your salary each month. CDT will also pay for the deposit and agents fees but the former should be repaid in full to the Company at the end of the assignment where these are returnable upon vacating the rental accommodation.

    Moving, Storage of Personal Goods, Furnishings & Appliance Reimbursement

    CDT will pay up to $10,000 towards the reasonable cost of shipping personal goods and furnishings by airfreight or ground/sea transportation. These costs should be claimed through the normal expense procedure and be supported by receipts.

    Automobile

    You will be not be provided with a lease car during this assignment.

    Home Leave

    You and your wife will be provided with two US home-leave trips during the course of your assignment. In addition, your wife will be entitled to two trips to the UK to visit her children during the course of your assignment, alternatively your children will be entitled to two trips to Japan during the course of your assignment.

    CDT will pay for the equivalent of round-trip, Premium Economy airline tickets for you and your family.

    Travel should be booked through CDT, with your line manager's approval.

    Emergency Leave

    In case of an emergency requiring your attention, paid leave is provided for you. Such leave will consist of one week's paid leave, Premium Economy airfare for you and your family.

    Emergency leave is also provided in case of a serious illness or injury to you or a member of your family.

    Work Schedule

    During the assignment, the work schedules of CDT Inc will apply.

    repatriation

    On successful completion of the assignment, if you choose to return to the US, CDT shall pay the ordinary and necessary moving costs that you incur in relocating you and your wife and household effects from Tokyo, Japan to Wyoming in the US, up to a maximum of $10,000 with supporting documentation.

    Relocation allowance

    You will be reimbursed for customary and reasonable relocation expenses up to a maximum of $5,000 upon presentation of appropriate documentation and receipts as the company may require. This amount is intended to help pay for some of the incidental expenses which you may incur (eg start-up household items, new license/registration fees) with your move to Tokyo, Japan.

    Termination Prior to Completion of an Assignment

If an assignment is ended prior to its original ending date, the following provisions will apply:

1. If a staff member elects to return to the US home location prior to the completion of the foreign assignment, CDT will pay the costs of a one-way airfare to return to the site of origin in the home country and up to 14 days of temporary living expenses. No other allowances or relocation assistance will be provided. All foreign assignment allowances, premiums and differentials will cease. Tax equalization for the portion of the assignment completed will be paid.

2. If a staff member's foreign assignment (but not company employment) is terminated by CDT prior to the completion of the assignment, CDT will pay the costs of a one-way airfare to return to the site of origin in the home country, and will provide the same relocation assistance that would have been provided had the assignment not been terminated early. All foreign assignment allowances, premiums and differentials will cease. Tax equalization for the portion of the assignment completed will be paid.

3. If CDT terminates a staff member's employment for any reason during an assignment, CDT will pay the costs of a one-way airfare to return to the site of origin in the home country. All allowances premiums and differentials will cease. Tax equalization for the portion of the assignment completed will be paid.

  If a staff member terminates his/her employment from CDT during an assignment, he/she is responsible for all moving and transportation expenses to the new location. All allowances, premiums and differentials will cease on the last day worked. Tax equalization for the portion of the assignment completed will be paid. Tax preparation assistance will be limited to cover only the time during the tax year on assignment for CDT.

This letter and the offer letter dated 16 January 2006 constitute the entire agreement, arrangement and understanding between you and CDT and any of its subsidiaries or affiliates on the nature and terms of your foreign assignment and employment with CDT and any of its subsidiaries or affiliates.

If you accept our offer, please sign and date the original copy of the letter and return it to the attention of Emma Jones in the Human Resources Department. Please retain a copy for your records.

/s/ SB Cha 20 January 2006

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SB Cha Date

/s/ David Fyfe 20 January 2006

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David Fyfe Date

/s/ Emma Jones 20 January 2006

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Emma Jones Date